Press Release For immediate release

Invesco Ltd. Announces December 31, 2021 Assets Under Management
Investor Relations Contacts: Media Relations Contact:	Greg Ketron Aimee Partin Graham Galt	404-724-4299 404-724-4248 404-439-3070

Atlanta, January 11, 2022 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,610.9 billion, an increase of 2.4% versus previous month-end. The firm achieved net long-term inflows of $3.5 billion this month. Non-management fee earning net inflows were $6.1 billion and money market net inflows were $6.7 billion. AUM was negatively impacted by market returns, which include distributions, decreasing AUM by $9 billion. Reinvested distributions increased AUM by $28.8 billion and FX increased AUM by $2.4 billion. Preliminary average total AUM for the quarter through December 31 were $1,583.6 billion, and preliminary average active AUM for the quarter through December 31 were $1,077.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2021(a)	$1,610.9	$841.6	$334.8	$88.6	$148.8	$197.1
November 30, 2021	$1,572.5	$817.7	$332.7	$86.7	$142.0	$193.4
October 31, 2021	$1,593.7	$832.5	$328.8	$87.3	$149.5	$195.6
September 30, 2021	$1,528.6	$786.3	$326.9	$85.5	$138.5	$191.4
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2021(a)	$1,082.5	$389.6	$293.1	$87.4	$148.8	$163.6
November 30, 2021	$1,064.2	$386.5	$290.0	$85.5	$142.0	$160.2
October 31, 2021	$1,088.5	$404.8	$286.0	$86.1	$149.5	$162.1
September 30, 2021	$1,060.0	$392.9	$284.7	$84.4	$138.5	$159.5
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

December 31, 2021(a)	$528.4	$452.0	$41.7	$1.2	$—	$33.5
November 30, 2021	$508.3	$431.2	$42.7	$1.2	$—	$33.2
October 31, 2021	$505.2	$427.7	$42.8	$1.2	$—	$33.5
September 30, 2021	$468.6	$393.4	$42.2	$1.1	$—	$31.9

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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